EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:

Lisa Cummins	Bonnie McBride
Chief Financial Officer	Avalon IR
925-245-3400	415-454-8898
Investor.relations@adept.com	bonnie@avalonir.com

ADEPT TECHNOLOGY ANNOUNCES CLOSING OF PRIVATE PLACEMENT

PLEASANTON, CA, September 18, 2012 — Adept Technology, Inc. (NASDAQ: ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced the closing of its private placement of 8,000 shares of its Series A Convertible Preferred Stock to affiliates of Hale Capital Partners, LP for total gross proceeds of $8,000,000.  The shares sold are convertible into shares of Adept’s Common Stock at a conversion price of $4.60 per share.

Adept intends to use the net proceeds from this sale of shares for general corporate purposes, including funding growth of its mobile and packaging business, and the possible reduction of its debt.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the shares.

About Adept Technology

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and logistical processes.  With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components.

About Hale Capital Partners, LP

Based in New York City, Hale Capital Partners has established itself as a leading private equity firm focused on strategic investments in public companies and their subsidiaries. Hale Capital Partners’ team is comprised of seasoned private equity veterans and entrepreneurs, who bring not only deep domain expertise but also hands-on operating experience to help talented entrepreneurs transform small public companies into world class enterprises.

All trade names are either trademarks or registered trademarks of their respective holders.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2011, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.